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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                     FORM 15

           CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
              SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13
               AND 15(d) OF THE  SECURITIES  EXCHANGE ACT OF 1934.

                         Commission File Number: 0-18115

                               Hogan Systems, Inc.
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             (Exact Name of registrant as specified in its charter)

          5080 Spectrum Drive, Suite 400E, Dallas, TX 75248 (214) 386-0020
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         (Address,  including zip code,  and telephone  number,  including area code, of registrant's principal executive offices)

                                  Common Stock
            ---------------------------------------------------------
            (Titles of each class of securities covered by this Form)

                                      None
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      (Titles of all other classes of securities  for which a duty to file reports under Section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate, the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a) (1) (i)       _____        Rule 12-h-3 (b) (1) (i)        X
Rule 12g-4(a) (1) (ii)      _____        Rule 12-h-3 (b) (1) (ii)     _____
Rule 12g-4(a) (2) (i)       _____        Rule 12-h-3 (b) (2) (i)      _____
Rule 12g-4(a) (2) (ii)      _____        Rule 12-h-3 (b) (2) (ii)     _____
                                         Rule 15d-6                   _____

    Approximate number of holders of record as of the certification or notice date: One

    Pursuant to the requirements of the Securities Exchange Act of 1934, Hogan Systems, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: March 15, 1996            By:            /s/ David R. Bankhead
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